As filed with the United States Securities and Exchange Commission on January 2, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM s-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

YD Bio Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12F., No. 3, Xingnan St., Nangang Dist., Taipei City, Taiwan	115001
(Address of Principal Executive Offices)	(Zip Code)

YD Bio Limited Equity Incentive Plan

(Full Title of Plans)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77002
(713) 651-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the YD Bio Limited Equity Incentive Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents that YD Bio Limited (the “Company” or “we”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:

●	The Company’s prospectus, dated November 17, 2025, filed with the Commission on such date pursuant to Rule 424(b) under the Securities Act, related to the Company’s registration statement on Form F-1 (Registration No. 333-290471);

●	The description of the Company’s ordinary shares contained in the “Description of Registrant’s Securities to be Registered” in the Company’s Form 8-A filed with the Commission on August 20, 2025, and any subsequent amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any reports on Form 6-K furnished by the Company in the future will be deemed incorporated by reference into this Registration Statement only to the extent that the Company expressly indicates that such reports are incorporated herein. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

YD Bio Limited is Incorporated Under the Laws of the Cayman Islands.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s Second Amended and Restated Memorandum and Articles of Association, as adopted by special resolution of the Company passed on July 7, 2025 with effect from August 26, 2025, provide that to the extent permitted by law, the Company shall indemnify each existing or former director (including alternate director), secretary and other officer (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, wilful default and wilful neglect.

To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified above on condition that the director (including alternate director), secretary or officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Indemnification Agreements

The Company entered into indemnification agreements with its directors and executive officers, pursuant to which the Company agreed to indemnify each such person against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Company. The Company’s obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The form of such indemnification agreement was previously filed as Exhibit 4.14 to the Company’s Form F-20F12B.

Directors’ and Officers’ Liability Insurance

The Company maintains standard policies of insurance under which coverage is provided to its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

exhibit index

Exhibit No.	Description
4.1	Second Amended and Restated Memorandum and Articles of Association of YD Bio Limited, as adopted by special resolution of the Company passed on July 7, 2025 with effect from August 26, 2025 (incorporated by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 20-F filed on September 5, 2025)
5.1*	Opinion of Ogier
10.1*	YD Bio Limited Equity Incentive Plan
23.1*	Consent of Ogier (included in Exhibit 5.1)
23.2*	Consent of CBIZ CPAs P.C.
23.3*	Consent of Marcum LLP
23.4*	Consent of ARK Pro CPA & Co
24.1*	Power of Attorney (set forth on signature page)
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan on the 2nd day of January, 2026.

YD Bio Limited

By:	/s/ Ethan Shen
Name:	Ethan Shen
Title:	Chief Executive Officer and Chairman

By:	/s/ Edmund Hen
Name:	Edmund Hen
Title:	Chief Financial Officer

powers of attorney

The undersigned officers and directors do hereby constitute and appoint Ethan Shen and Edmund Hen, and any of them, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such persons may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including post-effective amendments); and we do hereby ratify and confirm all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ethan Shen	Chief Executive Officer and Chairman (Principal Executive Officer)	January 2, 2026
Ethan Shen

/s/ Edmund Hen	Chief Financial Officer (Principal Financial and Accounting Officer)	January 2, 2026
Edmund Hen

/s/ Benjamin Zhang	Chief Medical Officer and Director	January 2, 2026
Benjamin Zhang

/s/ Michaela Griggs	Director	January 2, 2026
Michaela Griggs

/s/ Jan Hall	Director	January 2, 2026
Jan Hall

/s/ Jerry Lee	Director	January 2, 2026
Jerry Lee

/s/ Albert McLelland	Director	January 2, 2026
Albert McLelland

/s/ J. Douglas Ramsey	Director	January 2, 2026
J. Douglas Ramsey

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Company in the United States, on January 2, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President